Exhibit 4.23

[English translation; for reference only]

“Shanghai Zhangjiang Port of Microelectronics Intelligent Office Building”

Presale Agreement

Party A: Shanghai Zhangjiang Port of Microelectronics Co. Ltd.

Party B: The9 Computer Technology Consulting (Shanghai) Co. Ltd.

Party A and Party B enter into this Agreement on the basis of equal, voluntary and consultative consensus with regard to the purchase by Party B of “Shanghai Zhangjiang Port of Microelectronics Intelligent Office Building” presold by Party A.

Article 1

Party B purchases from Party A No. 3 Building of “Shanghai Zhangjiang Port of Microelectronics Intelligent Office Building” (“the Premises”) at 690 Bibo Road, which is approved by the government for purposes of hi-tech research and development and offices. Party A has obtained “The Title of Real Estate Property of Shanghai Municipality” issued by Shanghai Housing and Land Resource Administration Bureau in accordance to laws. The certificate number is Pufangdipu Zi No. 123336 (2004).

The actual measured construction area of the Premises is 14,518.37 square meters, which has already been verified by and filed with Shanghai Pudong New District Housing and Land Investigation Unit. The nature of the Premises is for hi-tech research and development and offices. The building has 4 stories.

Article 2

Party B will purchase this office building before June 30, 2007 and pay off the total price of the Building at the unit price of RMB9,000 (Nine thousand Yuan) per square meter of constructed area.

Based on the actual measured area of the Premises, the total price of the purchase of the Office Building by Party B is RMB130,665,330 (One hundred thirty million six hundred sixty-five thousand three hundred and thirty Yuan).

Article 3

The total price for Party B to purchase this office building means the total price of the office building and the pertinent proportion of the land use.

Article 4

Party A and Party B unanimously agree that, at any time before June 30, 2007, Party B has the right to formally sign “the Sales Contract of Shanghai Zhangjiang Port of Microelectronics Intelligent Office Building” (the “Sales Contract”) with Party A, and has the right to purchase the office building. The foregoing confirmation includes, but not limited to, clauses on price as the main content of the Sales Contract.

[English translation; for reference only]

Article 5

Upon the execution of the Sales Contract, “the Lease Contract of Shanghai Zhangjiang Port of Microelectronics Intelligent Office Building” (the “Lease Contract”) automatically terminates. Party A agrees that the rent, deposit and etc. that have been paid by Party B according to the Lease Contract will be deducted from house purchasing payment, which means the total price paid by Party B according to the Sales Contract shall be deducted by the rent, deposit and etc. already paid up. The method of payment for the remaining amount will be negotiated separately.

Article 6

Party A and Party B unanimously agree that if, due to reasons of Party B, Party B has not signed the Sales Contract to purchase the office building, the Lease Contract terminates on June 30, 2007. If Party B needs to continue to lease the office building, a new application needs to be filed before December 31, 2006 and a new Lease Contract will be signed.

Article 7

Within the period of Party B’s right of purchase, unless Party B has explicitly expressed in writing before June 30, 2007 that it will not purchase the office building, Party A shall not sell the office building to any third party outside this Agreement. If Party B has not violated the Lease Contract and Party A has sold the above mentioned office building whole or in part to any other party, or used other means to restrict Party B from the purchase, then Party A shall pay a penalty to Party B for its breach of agreement. The amount of penalty is twice the amount of Party B’s deposit under the Lease Agreement.

(The text ends here. The following is the signature page.)

[English translation; for reference only]

(This is the signature page.)

Party A: Shanghai Zhangjiang Port of Microelectronics Co., Ltd.

[company chop Shanghai Zhangjiang Port of Microelectronics Co., Ltd.]

Authorized Legal Representative: /s/ Zhang Liangqi, May 17, 2005

Party B: The9 Computer Technology Consulting (Shanghai) Co. Ltd.

[company chop of The9 Computer Technology Consulting (Shanghai) Co., Ltd.]

Authorized Legal Representative:

Execution Date: March      2005.

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